SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2007

Commission file number: 0-27565

Abazias, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23532	65-0636277
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5214 SW 91st Terrace Suite A
Gainesville, FL 32608
(Address of principal executive offices) (Zip Code)

352-264-9940
(Registrant's telephone number)

Item1.01 Entry into a Material Definitive Agreement.

On August 4, 2008, a letter concerning a possible acquisition by OmniReliant Holdings, Inc. (“Omni”) of approximately 100% of the outstanding capital stock (“Shares”) of a newly formed subsidiary (“Abazias Sub”) from Abazias, Inc. (“Abazias”) (the “Transaction”) was executed by the parties.

There are no material relationships between the Abazias or its affiliates and any of the parties, other than in respect of the material definitive agreement.

The agreement contains certain provisions which are merely a non-binding expression of intent and other provisions which constitute a binding agreement.

Non-Binding Expression of Intent

ACQUISITION PRICE:

Omni shall acquire the Shares in exchange for 13,000,000 shares of a zero coupon convertible preferred stock, or similar agreed to security exchange, to be designated (“Preferred Stock”). If Omni’s common stock is below $1.20 per share at closing, Omni will issue additional shares in order to make up such deficiency.  The Preferred Stock or other mutually agreeable security is convertible into 13,000,000 shares of common stock of Omni. In addition, Omni agrees to enter into an employment agreement with Oscar Rodriguez, Jesus Diaz and a key consultant (“Employment Agreements”). As consideration for such Employment Agreements and non-compete agreement Omni will pay $500,000.  In addition, and not as a condition to the Transaction, Omni will uses its best efforts to provide additional funding of at least $500,000, within 6 months post closing of the Transaction to the Abazias Sub.

DUE DILIGENCE:

To consummate the Transaction, Omni will need to: (a) complete due diligence by legal counsel and auditor on the timeframe set forth herein, (b) negotiate and execute binding definitive documents with Abazias, including lock-ups  (c) obtain board, regulatory and third-party approvals as required, and (d) enter into 2 year employment and non-compete agreements with Oscar Rodriguez and Jesus Diaz, such agreements shall also provide for a bonus in the event the Abazias Sub sells in excess of $15MM in cash within 2 years from closing. The bonus will be every dollar over 15MM in cash up to 17MM and 15% of the cash in excess of 17MM.

CONDITIONS TO THE TRANSACTION:

Abazias, will file with the Securities and Exchange Commission (“SEC”) and subsequent to clearance by the SEC: (i) mail to their shareholders a Proxy Statement setting forth the Transaction and soliciting, with the affirmative unanimous recommendation of such company’s Board of Directors, the affirmative vote of such number of their shareholders representing such number of their shares as is required by the laws of their respective domiciles, and (ii) hold properly noticed special meetings of their shareholders for the purpose of approving the Transaction, and at such meeting receive the affirmative vote of their shareholders representing such number of their shares as is required by the laws of their respective domiciles. Closing of the Transaction will occur ten days following the receipt by Abazias, of the affirmative vote of their shareholders representing such number of their shares as is required by the laws of their respective domiciles. At closing each party will deliver such ordinary and customary closing documents (including but not limited to third party consents, regulatory approvals, etc.) as is required to close the Transaction.

The parties each agree to negotiate in good faith and, if the parties reach a definitive agreement, and use all reasonable efforts to close the Transaction prior to February 1, 2009.

Binding Agreements

CONVERTIBLE NOTE:

A convertible secured promissory note in the principal amount of $500,000 shall be issued to Omni on the principal terms and conditions provided for herein (“Note”), within 10 days of signing this agreement.  The Note shall provide for per annum interest of 10%, interest payable quarterly, with principal and all unpaid interest thereon due on or before December 31, 2009.  The Note shall be convertible into common stock of Abazias at the closing bid price at the time of conversion with a floor of $.50 per share or be convertible into 25% of the shares of Abazias on a fully-diluted basis post closing of the Transaction.    In the event the acquisition and share exchange is effected, such note will be cancelled, and applied towards the minimum total deal value referenced above.

EXCLUSIVITY PERIOD:

During the period from the August 4, 2008 until the date which is the earlier of: (a) ninety days following the date of acceptance of this letter by Abazias and any extension thereof, or (b) the determination by Omni that it does not intend to proceed on the basis outlined in the letter (the “Exclusivity Period”), neither Abazias nor any person acting with Abazias authorization, approval or consent, express or implied, shall take any action, directly or indirectly: (i) to initiate or solicit any Alternate Transaction, or (ii) except as required in the furtherance of the fiduciary duties of the board of directors of Abazias Sub, (a) engage in discussions or negotiations with any entity or person other than Omni and its representatives concerning any Alternate Transaction (as defined in the letter), or (b) otherwise take any action outside of the ordinary course of business which would prejudice the ability of Omni to complete the Transaction described herein.

EXPENSE REIMBURSEMENT/BREAK-UP FEE:

If, during the Exclusivity Period, or any extensions thereof, Abazias, or any of Abazias’ affiliates enters into definitive documentation with respect to, or accepts any proposal with respect to any Alternate Transaction, then Abazias, joint and severally, will pay to Omni an amount in cash equal to the lesser of: (a) the sum of: (i) the documented out-of-pocket third party expenses Omni has incurred in respect of the transactions contemplated by this letter (whether incurred before or after the date of this letter), or (ii) $50,000.

The letter of intent/agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning this agreement.

Item 8.01 Other Events.

On August 1, 2008, the Company issued a press release concerning the letter of intent/agreement.

Item 9.01 Exhibits

10.1 Letter of Intent/Agreement
99  Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abazias, Inc. (Registrant)

Date: August 4, 2008	By:	/s/ Oscar Rodriguez
Oscar Rodriguez
President